Exhibit 10.1

IMPERIAL HOLDINGS, INC.

2010 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE AWARD

[Name]

[Address]

Dear                     :

[Subject to shareholder approval of the amended and restated Imperial Holdings, Inc. 2010 Omnibus Incentive Plan (the “Plan”) at the Company’s 2015 annual meeting, you are hereby] [You have been] granted an Award under the [Plan][Imperial Holdings, Inc. 2010 Omnibus Incentive Plan (the “Plan”)] with the following terms and conditions:

Grant Date:

Performance Period:	Grant Date through

Target Number of Shares Subject to Award (the “Shares”):

Performance Shares Earned:

The number of Shares earned based on performance will range from     %-    % of target depending on the Company’s financial performance over the Performance Period, measured as set forth in Appendix A to this Award.

For performance between the threshold and target, or target and maximum, the number of Shares earned will be interpolated. For performance below threshold, no Shares will be earned. In addition, if your employment or service terminates prior to the end of the Performance Period, no Shares will be earned.

The Committee will determine the Company’s performance and the number of Shares earned as soon as reasonably practicable after the end of the Performance Period and in any event no later than      months after the year in which the Performance Period ends.

Any Shares earned based on performance will be issued as Restricted Stock immediately following the Committee’s determination of the Company’s performance and shall remain subject to a risk of forfeiture during the Service Vesting Period (as defined below).

Service Vesting Period:	through

Vesting or Forfeiture of Shares During the Service Vesting Period:

During the Service Vesting Period, the Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practicable after any Shares vest at the end of the Service Vesting Period, the applicable restrictions on the Shares will be removed and the Shares will be released according to your instructions.

If your employment or service terminates during the Service Vesting Period, then:

•       If the termination is a result of your death, Disability (as defined below) or a Company-initiated reduction in force at a time when your employment could not otherwise have been terminated for Cause (as defined below), the Shares that were earned based on performance will immediately vest in full.

•       If the termination is a result of any other circumstance, then all Shares will be forfeited immediately.

For the purposes of this Award, “Disability” means the determination by the Company, its subsidiaries or affiliates that, as a result of a permanent physical or mental injury or illness, you have been unable to perform the essential functions of your job with or without reasonable accommodation for (i) 90 consecutive days or (ii) a period of 180 days in any 12-month period.

For purposes of this Award, “Cause” shall have the same meaning as set forth in your employment agreement with the Company, or, if you do not have an employment agreement with the Company, “Cause” shall mean a good faith finding by the Company that you have (i) failed, neglected, or refused to perform your lawful employment duties as from time to time assigned to you (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring the interest, business, or reputation of the Company or any Affiliate; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company or an Affiliate (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company or an Affiliate.

Change in Control:

If you are employed by or in service with the Company or an Affiliate immediately prior to the date of a Change in Control, then:

•       If the Change in Control occurs prior to or coincident with the end of the Performance Period, then, effective upon the Change in Control, the greater of (i) the target number of Shares or (ii) the number of Shares that would be earned based on actual performance through the Change in Control will be deemed earned and vested in full. The remainder of this Award will be cancelled.

•       If the Change in Control occurs after the Performance Period, then, effective upon the Change in Control, the number of Shares earned based on performance will be deemed vested in full.

Dividends:	No dividends or dividend equivalents will be credited with respect to this Award during the Performance Period. Dividends and other distributions paid during the Service Vesting Period with respect to the Shares earned based on performance will be accrued and held in the custody of the Company. Such distributions will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Shares with respect to which such distributions were made, and will be paid to you within 45 days following the full vesting of the Shares with respect to which such distributions were made.

Voting:	You will have no voting rights with respect to this Award during the Performance Period. During the Service Vesting Period, you will have full voting rights with respect to the Shares earned based on performance to the extent such Shares have not been forfeited prior to the record date for the vote.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment of this Award, other than as set forth in the Plan, will be null and void.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Restrictions on Transfer of Shares:	Notwithstanding anything to the contrary herein, no Shares will be issued unless and until the Company has determined to its satisfaction that such issuance will comply with all applicable federal and state securities laws, rules and regulations of the Securities and Exchange Commission, rules of any stock exchange on which shares of the Company’s capital stock may then be traded, or any other applicable laws. In addition, if required by underwriters for the Company, you agree to enter into a lock-up agreement with respect to any Shares acquired or to be acquired under this Award.

Tax Withholding:	To the extent that the vesting or receipt of the Shares, or the payment of dividends or dividend equivalents thereon, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations. To the extent permitted by the Company, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:	If the Committee determines that recoupment of incentive compensation paid to you pursuant to this Award is required under any law or any recoupment policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you any amount owed by you hereunder.

Miscellaneous:

•       This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.

•       The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•       In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in the Award.

•       As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.

•       This Award may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF A COPY OF THE PLAN.

IMPERIAL HOLDINGS, INC.

By:
[Name of Authorized Officer]	Recipient
Date:

Appendix A